LIVE NATION ENTERTAINMENT REPORTS FOURTH QUARTER & FULL YEAR 2019 RESULTS

Full Year 2019 - Financial Performance
•	Revenue Up 7% to $11.5 Billion
•	Operating Income Up 19% to $325 Million
•	Adjusted Operating Income Up 14% to $943 Million
•	Event-Related Deferred Revenue Up 10% to $1.2 Billion as of December 31

2019 Core Business Drivers
•	Live Nation Concerts Attendance of 98 Million, Up 5%
•	Sponsorship & Advertising Revenue Up 17%
•	Presence Deployed in Over 700 Venues with 120 Million Fans

2020 Indicators (as of mid-February)
•	38 Million Concerts Tickets Sold for 2020 Shows, Up 10% Year-Over-Year
•	Confirmed Arena, Stadium and Amphitheater Show Count Up 30% Year-Over-Year
•	70% of Budgeted Sponsorship Net Revenue Committed for 2020

LOS ANGELES – February 27, 2020 – Live Nation Entertainment, Inc. (NYSE: LYV) today released financial results for the year ended December 31, 2019.

In 2019, Live Nation delivered its ninth consecutive year of growth, with revenue up 7%, operating income up 19% and adjusted operating income (“AOI”) up 14%. Starting with the core of our business, our concerts fan count was up five million to 98 million globally, driving AOI growth in all of our segments – concerts, sponsorship and ticketing – and demonstrating the effectiveness of our flywheel business model.

Concerts Flywheel Growing
In our Concerts segment, fans continue to find the live experience, from club shows to arenas to festivals, a top entertainment choice and the best way to celebrate their favorite artists and share the experience with other fans. In the U.S., over the past five years consumer spending on live entertainment has grown 7% annually, providing strong structural tailwinds to drive increased demand for concerts globally.

With these demand dynamics, in 2019 we delivered growth in concerts revenue of 8%. This growth was broad-based across our portfolio, with international fan count up 11%, while in North America, arenas, festivals and theaters & clubs contributed to our growth.Globally, festival and theater & club attendance was up double-digits, highlighting the strength of our global footprint and the value of a diversified portfolio of markets, genres and building types that have enabled our consistent growth over the past several years. And across all of the artists we work with, we invested well over $6 billion to promote 40,000 shows in 42 countries, with Live Nation by far the largest financial supporter of artists in music.

Average ticket prices for our amphitheater and arena shows are up double-digits since 2017, while sales of dynamically-priced Platinum tickets were up 66% for the year across 3,000 shows, as artists want more of the best seats in the house sold at market value at the onsale. Even with these increases, concerts remain a great deal for fans relative to other live experiences – our average ticket for a concert at one of our amphitheaters was $46 in 2019 relative to about $75 for an NBA game and over $100 for an NFL game.

Once at the show, average per fan spending grew as well. At our amphitheaters, spending grew by $2.50 to over $29 per head as we improved our product offering, reduced friction with shorter lines, and improved VIP hospitality offerings. This hospitality focus also grew on-site spending at our festivals and theaters & clubs, the result of a better experience for our fans across all our operated venues.

We added 38 new venues in 2019, including six new festivals and 18 new theaters & clubs. As we have gotten better at on-site hospitality over the past several years, this opens up more opportunities for us to operate more buildings where we make more money per fan, which then accelerates the on-site part of our flywheel.

The strength of our business is continuing in 2020, with concert tickets sold through mid-February for 2020 shows up 10% to 38 million, and a pipeline of 4,700 confirmed arena, stadium and amphitheater shows, up 30% from the same time last year. All venue types have strong show count growth, led by North America stadium and arena concerts.

Sponsorship Growth Accelerates
In our high-margin sponsorship business, we grew revenue by 17%, operating income by 17% and AOI by 16% in 2019. Venue sponsorship was a key growth driver in the year, up double-digits globally, with broad growth across amphitheaters, festivals and theaters & clubs.

Festivals had a particularly strong year. With the addition of Rock in Rio to our portfolio of marquee festivals, sponsorship revenue in this segment was up over 50%. Our top strategic sponsors have also been a key driver of our sponsorship segment, with 88 sponsors collectively spending approximately $400 million to reach our fans, and revenue from this group up 19% in the year.

In 2019, we broadened our brand partnership base by leveraging our Power of Live research, with particular success in the lifestyle space working with brands including Revlon, Vans and Clinique, as we demonstrated the importance of their products to concertgoers.
 All this reinforces the power of our platform of 98 million fans, and the priority of brands to reach fans during the live experience. With over 70% of budgeted sponsorship net revenue for the year already committed, and despite 2020 being an off year for Rock in Rio in Brazil, we are confident we will deliver continued growth in our sponsorship segment this year.

Ticketmaster Extends Global Leadership
Ticketmaster further built its leadership position in 2019, growing operating income by 15% and AOI by 11%. Much of our growth came through reduced customer acquisition costs across both primary and secondary ticketing and from increased secondary ticketing volume, notably the NFL and other sporting events.

Our international ticketing business drove our growth in fee-bearing tickets and gross transaction value (“GTV”), led by our strong international concerts ticket sales. We now provide ticketing services in 31 countries and in 2019 delivered 115 million tickets internationally, with tremendous opportunity for continued growth on a global basis, particularly in the 15 markets where we promote concerts but do not yet have a substantial ticketing operation. Ticketmaster’s recent entry into both the Taiwan and Singapore markets highlights this international expansion opportunity, building on our concerts position in these markets, and growing our ticketing presence to seven countries in Asia as we continue to build out our flywheel across more of our markets.

In North America, our top priority in 2019 was deploying Presence, our secure digital ticketing product, which we see as key in differentiating Ticketmaster and providing venues, teams and artists with the information and tools to maximize their fan relationships. Presence was deployed in over 700 venues by the end of 2019, including over 90% of major sports and Live Nation buildings, operating 50,000 events for over 120 million fans, more than half of whom used digital tickets for entry. We see our deployment in 2020 further accelerating, and we are planning to have Presence in over 1,300 venues by the end of this year, with over 200 million fans expected to attend events at these buildings. At that point, we will cover

100% of major sports and Live Nation buildings, and 90% of all fans in North America Ticketmaster venues, making Ticketmaster by far the global leader in digital ticketing.

Artist-driven initiatives, such as ticketing Pearl Jam’s entire tour with SafeTix, enabling their strategy of getting tickets into the hands of their greatest fans, is one demonstration of how digital ticketing is serving content more effectively. At the same time, we continue to scale our global ticketing marketplace, with the fourth quarter being our second-highest fee-bearing GTV quarter ever, selling over 60 million fee-bearing tickets and delivering over $5 billion in fee-bearing GTV.

Ticketmaster continues to lead the ticketing industry, both operationally and in digital ticketing. Looking at 2020, I am confident in Ticketmaster’s ability to extend that leadership position globally as we add more customers, ticket more events and expand our digital ticketing footprint.

2020 Outlook
In summary, 2019 was another strong year for Live Nation – building our global concerts business and driving growth in our high-margin venue, sponsorship and ticketing businesses.

Looking at 2020, we believe that our double-digit fan and show count growth so far this year against a backdrop of very high artist activity across all venue types and markets sets up our flywheel to deliver another year of strong global growth.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Lizzo - Matthew Baker/Getty Images; Kacey Musgraves - Gabriel Olson/Getty Images; Harry Styles - Kevin Mazur/Getty Images

The company will webcast a teleconference today at 2:00 p.m. Pacific Time to discuss its financial performance, operational matters and potentially other material developments. Interested parties should visit the “News / Events” section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

a
Notice Regarding Financial Statements
The company has provided certain financial statements at the end of this press release for reference. These financial statements should be read in conjunction with the full financial statements, and the notes thereto, set forth in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Contact:
Jackie Beato
(310) 975-6858
Investors: IR@livenation.com
Media: Media@livenation.com

FINANCIAL HIGHLIGHTS – 4th QUARTER
(unaudited; $ in millions)

	Q4 2019 Reported	Q4 2018 Reported	Growth	Q4 2019 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,296.6	$2,053.1	12%	$2,317.5	13%
Ticketing	448.3	437.7	2%	450.6	3%
Sponsorship & Advertising	148.4	118.3	25%	152.2	29%
Other and Eliminations	(3.9)	(7.2)	46%	(3.9)	46%
	$2,889.4	$2,601.9	11%	$2,916.4	12%

Operating Income (Loss)
Concerts	$(166.4)	$(135.5)	(23%)	$(167.4)	(24%)
Ticketing	61.0	38.5	59%	61.8	61%
Sponsorship & Advertising	73.5	57.8	27%	77.0	33%
Other and Eliminations	(0.7)	(4.5)	84%	(0.7)	84%
Corporate	(50.3)	(46.7)	(8%)	(50.3)	(8%)
	$(82.9)	$(90.4)	8%	$(79.6)	12%

Adjusted Operating Income (Loss)
Concerts	$(90.4)	$(58.2)	(55%)	$(90.1)	(55%)
Ticketing	130.8	106.2	23%	131.8	24%
Sponsorship & Advertising	82.5	65.5	26%	86.0	31%
Other and Eliminations	(1.6)	(5.9)	73%	(1.6)	73%
Corporate	(40.5)	(39.0)	(4%)	(40.5)	(4%)
	$80.8	$68.6	18%	$85.6	25%

FINANCIAL HIGHLIGHTS – 12 MONTHS
(unaudited; $ in millions)

	12 Months 2019 Reported	12 Months 2018 Reported	Growth	12 Months 2019 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$9,428.1	$8,770.0	8%	$9,582.6	9%
Ticketing	1,545.2	1,529.6	1%	1,565.0	2%
Sponsorship & Advertising	590.3	504.0	17%	602.6	20%
Other and Eliminations	(15.6)	(15.8)	—	(15.6)	—
	$11,548.0	$10,787.8	7%	$11,734.6	9%

Operating Income (Loss)
Concerts	$(53.5)	$(36.2)	(48%)	$(55.2)	(52%)
Ticketing	232.0	201.9	15%	233.5	16%
Sponsorship & Advertising	330.3	283.1	17%	340.2	20%
Other and Eliminations	(1.2)	(18.3)	93%	(1.2)	93%
Corporate	(182.8)	(158.0)	(16%)	(182.8)	(16%)
	$324.8	$272.5	19%	$334.5	23%

Adjusted Operating Income (Loss)
Concerts	$242.3	$226.0	7%	$245.7	9%
Ticketing	482.4	436.6	11%	486.9	12%
Sponsorship & Advertising	366.1	315.5	16%	376.0	19%
Other and Eliminations	(6.3)	(22.5)	72%	(6.3)	72%
Corporate	(142.0)	(126.5)	(12%)	(142.0)	(12%)
	$942.5	$829.1	14%	$960.3	16%

•As of December 31, 2019, total cash and cash equivalents were $2.5 billion, which includes $838 million in ticketing client cash and $697 million in free cash.
•Event-related deferred revenue was $1.2 billion as of December 31, 2019, compared to $1.1 billion as of December 31, 2018.
•For the year ended December 31, 2019, net cash provided by operating activities was $470 million and free cash flow — adjusted was $499 million.
•We currently expect capital expenditures for the full year to be approximately $375 million, with the increase largely driven by revenue-generating expenditures.

KEY OPERATING METRICS

	2019	2018	2017
	(in thousands except estimated events)
Concerts (1)
Events:
North America	28,426	24,186	19,933
International	11,830	10,810	9,659
Total estimated events	40,256	34,996	29,592
Fans:
North America	62,695	61,159	54,868
International	34,967	31,607	31,363
Total estimated fans	97,662	92,766	86,231
Ticketing (2)
Fee-bearing tickets	219,838	217,441	205,703
Non-fee-bearing tickets	266,750	265,034	267,713
Total estimated tickets	486,588	482,475	473,416

(1)Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.
(2)The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the year regardless of event timing, except for our own events where our concert promoters control ticketing which are reported when the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our “do it yourself” platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by (Used in) Operating Activities

($ in millions)	Q4 2019	Q4 2018
Net cash provided by operating activities	$436.9	$686.0
Less: Changes in operating assets and liabilities (working capital)	(388.5)	(661.0)
Free cash flow from earnings	$48.4	$25.0
Less: Maintenance capital expenditures	(45.5)	(55.0)
Distributions to noncontrolling interests	(34.3)	(17.8)
Free cash flow — adjusted	$(31.4)	$(47.8)

Net cash used in investing activities	$(287.6)	$(118.0)

Net cash provided by (used in) financing activities	$468.5	$(79.3)

($ in millions)	12 Months 2019	12 Months 2018
Net cash provided by operating activities	$469.8	$941.6
Less: Changes in operating assets and liabilities (working capital)	287.9	(266.3)
Free cash flow from earnings	$757.7	$675.3
Less: Maintenance capital expenditures	(150.9)	(135.0)
Distributions to noncontrolling interests	(107.5)	(59.2)
Free cash flow — adjusted	$499.3	$481.1

Net cash used in investing activities	$(691.0)	$(496.9)

Net cash provided by financing activities	$328.9	$188.8

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	December 31, 2019
Cash and cash equivalents	$2,470.4
Client cash	(837.7)
Deferred revenue — event-related	(1,206.8)
Accrued artist fees	(74.4)
Collections on behalf of others	(48.5)
Prepaid expenses — event-related	394.0
Free cash	$697.0

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated strong global growth for the company in 2020, with continued growth in the sponsorship and advertising segment; anticipated acceleration of Presence in 2020 to over 1,300 venues by the end of the year with over 200 million fans anticipated to attend events at those buildings; Ticketmaster’s prospects for extending its leadership position globally by adding more customers, ticketing more events and expanding its digital footprint and current expectations for capital expenditures of approximately $375 million in 2020, with the increase largely driven by revenue-generating expenditures. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. We use FCF among other measures, to evaluate the ability of operations to generate cash that is available for purposes other than maintenance capital expenditures. We believe that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of our ability to fund our cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that we define as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. We use free cash as a proxy for how much cash we have available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended December 31, 2019

Concerts	$(166.4)	$3.1	$(1.8)	$62.9	$—	$11.8	$(90.4)	$0.3	$(90.1)
Ticketing	61.0	1.7	—	40.4	27.2	0.5	130.8	1.0	131.8
Sponsorship & Advertising	73.5	0.7	—	8.2	—	0.1	82.5	3.5	86.0
Other & Eliminations	(0.7)	—	—	—	(1.0)	0.1	(1.6)	—	(1.6)
Corporate	(50.3)	6.4	—	3.4	—	—	(40.5)	—	(40.5)
Total Live Nation	$(82.9)	$11.9	$(1.8)	$114.9	$26.2	$12.5	$80.8	$4.8	$85.6

	Three Months Ended December 31, 2018

Concerts	$(135.5)	$3.2	$(0.1)	$60.3	$—	$13.9	$(58.2)	$—	$(58.2)
Ticketing	38.5	1.2	—	40.3	25.8	0.4	106.2	—	106.2
Sponsorship & Advertising	57.8	0.5	—	7.2	—	—	65.5	—	65.5
Other & Eliminations	(4.5)	—	—	0.2	(1.6)	—	(5.9)	—	(5.9)
Corporate	(46.7)	6.4	—	1.3	—	—	(39.0)	—	(39.0)
Total Live Nation	$(90.4)	$11.3	$(0.1)	$109.3	$24.2	$14.3	$68.6	$—	$68.6

	Twelve Months Ended December 31, 2019

Concerts	$(53.5)	$12.9	$(2.5)	$239.7	$—	$45.7	$242.3	$3.4	$245.7
Ticketing	232.0	6.3	0.1	156.9	85.8	1.3	482.4	4.5	486.9
Sponsorship & Advertising	330.3	2.7	—	33.1	—	—	366.1	9.9	376.0
Other & Eliminations	(1.2)	0.1	—	0.3	(5.5)	—	(6.3)	—	(6.3)
Corporate	(182.8)	26.8	—	14.0	—	—	(142.0)	—	(142.0)
Total Live Nation	$324.8	$48.8	$(2.4)	$444.0	$80.3	$47.0	$942.5	$17.8	$960.3

	Twelve Months Ended December 31, 2018

Concerts	$(36.2)	$12.2	$10.4	$206.8	$—	$32.8	$226.0	$—	$226.0
Ticketing	201.9	4.8	—	143.6	85.1	1.2	436.6	—	436.6
Sponsorship & Advertising	283.1	1.6	—	30.8	—	—	315.5	—	315.5
Other & Eliminations	(18.3)	—	—	0.8	(5.0)	—	(22.5)	—	(22.5)
Corporate	(158.0)	27.0	—	4.5	—	—	(126.5)	—	(126.5)
Total Live Nation	$272.5	$45.6	$10.4	$386.5	$80.1	$34.0	$829.1	$—	$829.1

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$2,470,362	$2,371,540
Accounts receivable, less allowance of $50,516 and $34,225, respectively	994,606	829,320
Prepaid expenses	667,044	597,866
Restricted cash	3,880	6,663
Other current assets	57,007	42,685
Total current assets	4,192,899	3,848,074
Property, plant and equipment, net	1,117,932	946,593
Operating lease assets	1,402,019	—
Intangible assets
Definite-lived intangible assets, net	870,141	661,451
Indefinite-lived intangible assets	368,954	368,854
Goodwill	1,998,498	1,822,943
Long-term advances	593,699	420,891
Other long-term assets	431,473	428,080
Total assets	$10,975,615	$8,496,886
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$1,005,888	$1,037,162
Accounts payable	100,237	90,253
Accrued expenses	1,391,486	1,245,465
Deferred revenue	1,391,032	1,227,797
Current portion of long-term debt, net	37,795	82,142
Current portion of operating lease liabilities	121,950	—
Other current liabilities	59,211	67,047
Total current liabilities	4,107,599	3,749,866
Long-term debt, net	3,271,262	2,732,878
Long-term operating lease liabilities	1,374,481	—
Long-term deferred income taxes	178,173	137,067
Other long-term liabilities	130,648	204,977
Commitments and contingent liabilities
Redeemable noncontrolling interests	449,498	329,355
Stockholders' equity
Preferred stock—Series A Junior Participating, $0.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred stock, $0.01 par value; 30,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 450,000,000 shares authorized; 214,117,644 and 210,734,762 shares issued and 213,709,620 and 210,326,738 shares outstanding in 2019 and 2018, respectively	2,113	2,091
Additional paid-in capital	2,245,619	2,268,209
Accumulated deficit	(949,334)	(1,019,223)
Cost of shares held in treasury (408,024 shares)	(6,865)	(6,865)
Accumulated other comprehensive loss	(145,713)	(145,231)
Total Live Nation stockholders' equity	1,145,820	1,098,981
Noncontrolling interests	318,134	243,762
Total equity	1,463,954	1,342,743
Total liabilities and equity	$10,975,615	$8,496,886

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2019	2018	2017
	(in thousands except share and per share data)
Revenue	$11,547,969	$10,787,800	$9,687,222
Operating expenses:
Direct operating expenses	8,467,182	7,967,932	7,181,898
Selling, general and administrative expenses	2,145,486	1,997,028	1,907,723
Depreciation and amortization	443,991	386,529	372,201
Loss (gain) on disposal of operating assets	(2,373)	10,369	(969)
Corporate expenses	168,839	153,406	134,972
Operating income	324,844	272,536	91,397
Interest expense	157,521	140,976	107,770
Interest income	(14,406)	(8,961)	(5,717)
Equity in earnings of nonconsolidated affiliates	(5,457)	(2,747)	(1,161)
Other expense (income), net	2,082	12,163	(115)
Income (loss) before income taxes	185,104	131,105	(9,380)
Income tax expense (benefit)	66,892	40,765	(17,154)
Net income	118,212	90,340	7,774
Net income attributable to noncontrolling interests	48,323	30,091	13,789
Net income (loss) attributable to common stockholders of Live Nation	$69,889	$60,249	$(6,015)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.02)	$(0.09)	$(0.48)

Weighted average common shares outstanding:
Basic and diluted	210,082,696	207,441,468	204,923,740

Reconciliation to net loss available to common stockholders of Live Nation:
Net income (loss) attributable to common stockholders of Live Nation	$69,889	$60,249	$(6,015)
Accretion of redeemable noncontrolling interests	(74,771)	(77,900)	(91,631)
Basic and diluted net loss available to common stockholders of Live Nation	$(4,882)	$(17,651)	$(97,646)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2019	2018	2017
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$118,212	$90,340	$7,774
Reconciling items:
Depreciation	220,459	185,376	149,634
Amortization	223,532	201,153	222,567
Amortization of non-recoupable ticketing contract advances	80,302	80,087	83,334
Deferred income tax benefit	(465)	(6,247)	(71,539)
Amortization of debt issuance costs and discounts	24,116	20,219	13,174
Provision for uncollectible accounts receivable	27,926	26,321	20,295
Non-cash compensation expense	48,785	45,582	42,755
Unrealized changes in fair value of contingent consideration	6,698	14,125	18,011
Loss (gain) on disposal of operating assets	(2,373)	10,369	(969)
Equity in earnings of nonconsolidated affiliates, net of distributions	14,152	11,693	6,898
Other, net	(3,654)	(3,760)	2,083
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(159,792)	(135,429)	(133,020)
Increase in prepaid expenses and other assets	(170,486)	(266,241)	(238,549)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(45,920)	323,459	474,301
Increase in deferred revenue	88,291	344,539	26,773
Net cash provided by operating activities	469,783	941,586	623,522
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(50,035)	(90,705)	(19,120)
Collections of notes receivable	13,216	33,914	9,657
Investments made in nonconsolidated affiliates	(57,280)	(46,497)	(25,170)
Purchases of property, plant and equipment	(323,566)	(239,833)	(238,435)
Cash paid for acquisitions, net of cash acquired	(235,071)	(120,228)	(47,946)
Purchases of intangible assets	(42,261)	(35,630)	(10,977)
Other, net	3,997	2,070	4,405
Net cash used in investing activities	(691,000)	(496,909)	(327,586)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	937,400	858,667	60,912
Payments on long-term debt including extinguishment costs	(437,267)	(400,396)	(110,855)
Contributions from noncontrolling interests	14,285	4,900	10,671
Distributions to noncontrolling interests	(107,476)	(59,187)	(46,036)
Purchases and sales of noncontrolling interests, net	(50,267)	(159,634)	(71,509)
Proceeds from exercise of stock options	14,104	22,568	51,069
Taxes paid for net share settlement of equity awards	(15,353)	(55,005)	(5,452)
Payments for deferred and contingent consideration	(26,537)	(18,784)	(15,883)
Other, net	—	(4,345)	—
Net cash provided by (used in) financing activities	328,889	188,784	(127,083)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11,633)	(84,080)	130,394
Net increase in cash, cash equivalents and restricted cash	96,039	549,381	299,247
Cash, cash equivalents and restricted cash at beginning of period	2,378,203	1,828,822	1,529,575
Cash, cash equivalents and restricted cash at end of period	$2,474,242	$2,378,203	$1,828,822
SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest, net of interest income	$103,915	$100,278	$87,111
Income taxes, net of refunds	$66,937	$60,016	$44,871